                                  OPTICAL COATING LABORATORY, INC. AND SUBSIDIARIES

                                    EXHIBIT 11. COMPUTATION OF EARNINGS PER SHARE

For the three and nine months ended July 31, 1997 and 1996                   Three Months              Nine Months
                                                                             ------------              -----------
 (Amounts in thousands, except per share amounts)                           1997      1996          1997       1996
-------------------------------------------------------------------------------------------------------------------
Primary:
Average common shares outstanding.............................            10,372     9,691        10,076      9,588
Common equivalent shares outstanding..........................               593       859           441        691
                                                                       ---------  --------     ---------  ---------
                                                                          10,965    10,550        10,517     10,279
                                                                       =========  ========     =========  =========

Net income....................................................         $   1,994  $  2,033     $   4,414  $   4,844
Less dividend on preferred stock..............................              (141)      (240)        (568)      (720)
                                                                       ---------    -------    ---------- ---------

Net income applicable to common stock.........................         $   1,853  $  1,793     $   3,846  $   4,124
                                                                       =========  ========     =========  =========

Net income per common and common
   equivalent share, primary..................................         $     .17  $    .17     $     .37  $     .40
                                                                       =========  ========     =========  =========

Fully Diluted:

Average common shares outstanding.............................            10,372     9,691        10,076      9,588
Common equivalent shares outstanding..........................               763       859           498        709
Potential dilution of preferred stock.........................               595     1,143           595      1,143
                                                                       ---------  --------     ---------  ---------
                                                                          11,730    11,693        11,169     11,440
                                                                       =========  ========     =========  =========

Net income applicable to common stock.........................         $   1,853  $  1,793     $   3,846  $   4,124
Add back dividend on preferred stock..........................               141       240           568        720
                                                                       ---------  --------     ---------  ---------

Net income for calculating fully diluted
   earnings per share.........................................         $   1,994  $  2,033     $   4,414  $   4,844
                                                                       =========  ========     =========  =========

Net income per common and common
   equivalent share, fully diluted............................         $     .17  $    .17     $     .40  $     .42
                                                                       =========  ========     =========  =========

Note: Fully diluted earnings per share do not result in dilution of three percent or more or are anti-dilutive and, therefore, are not separately presented in the consolidated statements of income.